MIDDLESEX WATER COMPANY ANNOUNCES
FIRST QUARTER RESULTS

ISELIN, NJ, (May 11, 2009)   Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2009 of $20.6 million, compared to $20.9 million in 2008.
First Quarter Operating Results
Revenues in the company’s Middlesex system in New Jersey decreased $0.6 million as a result of lower water consumption across all customer classes.  Water use by general retail metered customers declined by 6.5%.  Water consumption demands by several large industrial customers in New Jersey dropped due to reduced output from their production processes.  This trend is also reflected in consumption patterns in certain of the company’s commercial customers, which are generally office facilities and guest facilities.   Revenues improved $0.1 million in our Tidewater system in Delaware due to a combination of customer growth, higher consumption and higher rates in effect.  Revenues from contract operations with the City of Perth Amboy, New Jersey rose $0.2 million due to scheduled fee increases.
“Our Middlesex system is seeing evidence of the economic challenges facing certain commercial and industrial customers as demands for the products and services they provide have decreased,” said Dennis W. Doll, President and CEO.  “The ultimate future impact of recent economic conditions on these customers is unknown at this time.  However, these conditions highlight a need to accelerate rate case activity in New Jersey to adjust our regulated revenue requirement across various customer classes. We continue to be encouraged by customer growth and higher consumption in our Delaware operations and are prepared to meet the summer water consumption demands of this growing customer base,” added Doll.
Operation and maintenance expenses for the three months ended March 31, 2009 increased $0.9 million or 7.8%, compared to the same period in 2008, with labor, pension and other benefits costs rising $0.4 million due to increases in wages and resources necessary to meet the growing needs of our Delaware service territory.  Water production costs were $0.2 million higher due to increased sales in Delaware and higher costs for purchased water, electric power and chemicals in New Jersey.  During the quarter, we increased our uncollectible accounts reserve to reflect current economic conditions, which resulted in additional expense of $0.1 million. Net income declined by $0.6 million from $2.0 million to $1.4 million.  Basic and diluted earnings per share decreased to $0.10 for the three months ended March 31, 2009, compared to $0.15 for the same period in 2008.
Board Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1775 per share, payable June 1, 2009 to common shareholders as of May 15, 2009.  The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.
Annual Shareholders Meeting
Middlesex Water will host its annual meeting of shareholders on Wednesday, May 20, 2009, beginning at 11:00 EDT at its corporate headquarters in Iselin, NJ.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.  The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey.  Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. (TESI) are subject to the regulations of the Public Service Commission in Delaware.  TESI provides regulated wastewater utility services.  White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.  These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008

Operating Revenues	$20,583	$20,855

Operating Expenses:
Operations	11,855	11,102
Maintenance	1,188	996
Depreciation	2,086	1,931
Other Taxes	2,452	2,479

Total Operating Expenses	17,581	16,508

Operating Income	3,002	4,347

Other Income (Expense):
Allowance for Funds Used During Construction	241	103
Other Income	178	241
Other Expense	(10)	(46)

Total Other Income, net	409	298

Interest Charges	1,392	1,517

Income before Income Taxes	2,019	3,128

Income Taxes	658	1,124

Net Income	1,361	2,004

Preferred Stock Dividend Requirements	52	62

Earnings Applicable to Common Stock	$1,309	$1,942

Earnings per share of Common Stock:
Basic	$0.10	$0.15
Diluted	$0.10	$0.15

Average Number of Common Shares Outstanding:
Basic	13,413	13,254
Diluted	13,676	13,585

Cash Dividends Paid per Common Share	$0.1775	$0.1750